Exhibit 99.1
NEWS RELEASE
RAMBUS AND HYNIX AGREE ON DAMAGES AND TERMS FOR COMPULSORY LICENSE
Proposed final judgment of $397M submitted to Court
LOS ALTOS, Calif. — March 9, 2009 — Rambus Inc. (Nasdaq:RMBS) today announced that it has agreed in principle to terms for a compulsory license with Hynix Semiconductor (000660.KS) for SDR SDRAM and DDR SDRAM memory products. The parties have agreed to royalty rates of 1% for SDR SDRAM and 4.25% for DDR SDRAM memory devices for net sales after January 31, 2009 and before April 18, 2010. The latter rate applies to DDR, DDR2, DDR3, GDDR, GDDR2 and GDDR3 SDRAM devices, as well as DDR SGRAM devices. In addition, a proposed final judgment of $349M in damages, plus pre-judgment interest of approximately $48M has been submitted to the U.S. District Court for the Northern District of California. The final amount of pre-judgment interest depends on the date final judgment is entered. Damages and royalty rates are limited to U.S. infringements.
“While the Court still needs to resolve some outstanding issues, we are pleased to have reached agreement with Hynix on a number of terms,” said Thomas Lavelle, senior vice president and general counsel at Rambus. “Our goal as always is to seek fair compensation for the use of our patented inventions, and this agreement will be a significant milestone in pursuit of that goal.”
This case was originally filed by Hynix against Rambus in August 2000. Judge Whyte of the U.S. District Court for the Northern District of California split the case into three separate phases with Rambus subsequently prevailing in all three phases. During the course of the case, Judge Whyte found Rambus did not spoliate evidence as Hynix had alleged, and a jury found Rambus patents valid and infringed by Hynix. Judge Whyte and a separate jury also found Rambus acted properly while a member of the standard-setting organization JEDEC during its participation in the early 1990s.
About Rambus Inc
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding our intention to continue our innovations, filing of patents and efforts to be fairly compensated for our patented inventions. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by our management. Actual results may differ materially. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.
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RMBSLN
Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com